SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

August 10, 2015

EVENT CARDIO GROUP INC.
(Exact name of registrant as specified in its charter)
Nevada	0-52518	20-8051714
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2798 Thamesgate Dr. Mississauga, Ontario, Canada	L4T 4E8

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

•	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
•	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
•	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
•	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Sale of Unregistered Securities.

The Company has entered into Subscription Agreements with four investors whereby it received an aggregate of $110,000. The investors include affiliates of two of its principal shareholders, a Partner of counsel to the Company and a non-affiliated shareholder who previously invested $100,000 in the Company. In consideration of an investment of $20,000, each of the affiliated shareholders and the Company’s counsel received 400,000 shares of the Company’s common stock and warrants to purchase 400,000 shares of common stock, exercisable for a period of four years at ten cents ($0.10) per share. For his investment of $50,000 the unrelated shareholder received 1,000,000 shares of common stock and warrants to purchase 1,000,000 shares of common stock, exercisable for a period of four years at ten cents ($0.10) per share

The Company will pay approximately $80,000 of the $110,000 gross proceeds received from the investments described above to Contex Engineering to further the development of its Now Cardio device.

The issuance and sale of the shares of common stock and warrants were exempt from the registration requirements of the Securities Act under Rule 506 of Regulation D. Each of the investors is an accredited investor within the meaning of Rule 501(a) of Regulation D. No brokers were involved in the offering and sale of the securities. A legend restricting the sale, transfer or other disposition of the securities except pursuant to registration under the Securities Act or an exemption therefrom was imprinted on the certificates evidencing the securities.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number Description

10.1	Form of Subscription Agreement between the Company and each of Lori Burke, Taunton Ravenscroft, Inc. and Vincent McGill
10.2	Form of Subscription Agreement between the Company and Louis Solferino
10.3	Form of Warrant issued to Lori Burke, Taunton Ravenscroft, Inc., Vincent McGill and Louis Solferino.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 13, 2015

EVENT CARDIO GROUP INC.

By:	/s/ John Bentivoglio
John Bentivoglio
Chief Executive Officer